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                                                                       Exhibit 5

               [Housley Kantarian & Bronstein, P.C. Letterhead]






                               January 23, 1998


Board of Directors
BCSB Bankcorp, Inc.
4111 E. Joppa Road, Suite 300
Baltimore, Maryland 21236

     RE:  Registration Statement on Form SB-2

Ladies and Gentlemen:

     You have requested our opinion as special counsel to BCSB Bankcorp, Inc. (the "Corporation") in connection with the offer and sale of the Corporation's common stock, par value $.01 per share (the "Common Stock"), pursuant to the Corporation's Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

     In rendering this opinion, we understand that the Common Stock will be offered and sold in the manner described in the Prospectus which is a part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock will, when issued and sold as contemplated by the Registration Statement, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Legal Opinions."

                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.


                      By: /s/ Gary R. Bronstein
                          -------------------------------
                          Gary R. Bronstein